EXHIBIT 2.5

FIRST AMENDMENT TO THE
EXCHANGE AGREEMENT

THIS FIRST AMENDMENT TO THE EXCHANGE AGREEMENT, dated as of August 14, 2006 (this "Amendment") is entered into by and among Cyber Merchants Exchange, Inc., a California corporation ("Cyber"), KI Equity Partners II, LLC, a Delaware limited liability company (“KI Equity”), Prime Fortune Enterprises Limited, an international business company incorporated in the British Virgin Islands ("Prime"), Prime shareholders Prime Corporate Developments Limited (“Prime Corporate”), Kwok Chung and Lui Sau Wan (the “Prime Shareholders”), Infosmart Group Limited, an international business company incorporated in the British Virgin Islands (“Infosmart”), the Infosmart Shareholders (as defined below) and Hamptons Investment Group Ltd. (“HIG”), to amend the Exchange Agreement (the "Exchange Agreement"), dated as of July 7, 2006 and entered into by and among Cyber, KI Equity, Prime, the Prime Shareholders and HIG. Capitalized terms used in this Amendment without definition shall have the respective meanings given to them in the Exchange Agreement.

WHEREAS, on July 7, 2006, Cyber, KI Equity, Prime, the Prime Shareholders and HIG entered into the Exchange Agreement for Cyber to acquire all of the issued capital stock of Prime (the “Prime Shares”) from the Prime Shareholders in exchange for 1,000,000 shares of Cyber’s Series A Preferred Stock, and the Prime Shareholders desired to transfer and contribute all of their Prime Shares and equity ownership of Prime to Cyber in exchange for the 1,000,000 shares of Cyber’s Series A Preferred Stock;

WHEREAS, Prime’s issued capital shares consist of 1,000 shares, $1.00 par value per share, and that such capital shares are held as follows: 713 shares held by Prime Corporate, 212 shares held by Chung Kwok (“Andy Kwok”) and 75 shares held by Lui Sau Wan;

WHEREAS, on July 7, 2006, Prime solely owned all of Infosmart Group Limited’s (“Infosmart”) issued capital shares;

WHEREAS, after the execution of the Exchange Agreement, the board of directors of Prime and Infosmart decided to re-structure certain shareholdings in Infosmart and to dissolve Prime as soon as practicable after the Closing of the Transaction, so that after the re-structuring, Prime would no longer own 100% of Infosmart’s issued capital shares and so that Prime Corporate, Andy Kwok and Lui Sau Wan would replace Prime as the direct owners of 100% of the issued capital shares and equity ownership of Infosmart (the “Re-structuring”);

WHEREAS, pursuant to the Re-structuring, on August 11, 2006, Prime’s board of directors approved and adopted resolutions for the Company to transfer the one issued share of Infosmart owned by Prime (such one share being 100% of the issued capital shares of Infosmart) to Prime shareholder Kwok Chung in exchange for a cash payment of $1.00 (the “Prime Transfer”), and that pursuant to such resolutions, Prime transferred the one Infosmart share to Kwok Chung on August 11, 2006 in exchange for the $1.00 cash payment;

WHEREAS, on August 11, 2006 and concurrently with the Prime Transfer, Infosmart’s board of directors adopted and approved resolutions for the Company to issue a total of 999 new shares in Infosmart to Prime Corporate, Kwok Chung and Lui Sau Wan, as follows: 713 shares to Prime Corporate, 211 shares to Kwok Chung, and 75 shares to Lui Sau Wan, in exchange for a cash payment by Prime Corporate, Kwok Chung and Lui Sau Wan of $1.00 per Infosmart share that each receives (the “Infosmart Share Issuance”) or an aggregate total payment of $999 for such shares, and that on August 11, 2006, the Company issued the 999 Infosmart shares to Prime Corporate, Andy Kwok and Lui Sau Wan and received the $999 cash payment, pursuant to such resolutions;

WHEREAS, as a result of the Prime Transfer and the Infosmart Share Issuance, Prime Corporate, Kwok Chung and Lui Sau Wan currently own 100% of the issued capital shares of Infosmart, with each of them now owning the same number of Infosmart shares as the number of Prime shares that each currently owns;

WHEREAS, pursuant to the Exchange Agreement and this Amendment, immediately prior to the Closing of the Transaction, Infosmart (instead of Prime) will be issuing the HIG Shares to HIG as payment for its services as a finder in connection with the Transaction, and thus Prime Corporate, Kwok Chung, Lui Sau Wan and HIG (the “Infosmart Shareholders”) shall be the Infosmart shareholders exchanging with Cyber their Infosmart shares, which shall be 100% of the issued capital shares of Infosmart (the “Infosmart Shares”);

WHEREAS, each of the undersigned parties now wish to amend the Exchange Agreement to reflect (1) that the shares of capital stock to be exchanged with Cyber pursuant to the Exchange Agreement will consist of the Infosmart Shares (instead of the Prime Shares), (2) that the Infosmart Shareholders (instead of the Prime Shareholders), will be the transferring such shares to Cyber in exchange for Cyber’s issuance of the Series A Preferred Stock to the Infosmart Shareholders, and (3) that Infosmart and the Infosmart Shareholders will be replacing Prime and the Prime Shareholders as a parties to the Exchange Agreement and will be assuming all of Prime’s and the Prime Shareholders’ obligations, representations, warranties, liabilities and responsibilities under the Exchange Agreement.

 NOW THEREFORE in consideration of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned hereby agrees as follows:

1. Substitution of Parties to the Exchange Agreement. The Exchange Agreement shall be amended so that the term “Company”, which is currently defined in the Exchange Agreement as “Prime Fortune Enterprises Limited, an international business company incorporated in the British Virgin Islands” shall instead be defined as

“Infosmart Group Limited, an international business company incorporated in the British Virgin Islands” so that all of the obligations, representations, warranties, liabilities and responsibilities of Prime under the Exchange Agreement shall now be the obligations, representations, warranties, liabilities and responsibilities of Infosmart.

2. Acknowledgment of Substitution of Exchanging Party. The undersigned parties agree and acknowledge that the Infosmart Shareholders shall replace the Prime Shareholders as the exchanging party to the Exchange Agreement that will transfer and contribute all of their Infosmart Shares to Cyber in exchange for Cyber’s issuance to the Infosmart Shareholders of 1,000,000 shares of Cyber’s Series A Preferred Stock, and that all of the obligations, representations, warranties, liabilities and responsibilities of the Prime Shareholders under the Exchange Agreement shall now be the obligations, representations, warranties, liabilities and responsibilities of the Infosmart Shareholders.

3. Amendment of Prime’s Disclosure Schedules and Schedule 1.1. The Prime Disclosure Schedules to the Exchange Agreement and Schedule 1.1 to the Exchange Agreement shall be amended and restated in their entirety and replaced by Infosmart’s Amended and Restated Disclosure Schedules to the Exchange Agreement and Schedule 1.1, copies of which are attached as Exhibit “A” hereto.

4. Scope of Amendment. All other terms and provisions of the Exchange Agreement not expressly modified by this Amendment shall remain in full force and effect and are hereby expressly ratified and confirmed.

5. Section Headings; Construction. The headings of sections in this Amendment are provided for convenience only and will not affect its construction or interpretation. All words used in this Amendment will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8. Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9. Arbitration. Any disputes or claims arising under or in connection with this Amendment or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in Los Angeles, California USA. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Los Angeles, California USA. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Amendment or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Exchange Agreement to be duly executed as of the date first written above.

CYBER MERCHANTS EXCHANGE, INC.

By:  /s/ Kevin R. Keating

Kevin R. Keating, President

KI EQUITY PARTNERS II, LLC

By:  /s/ Timothy J. Keating

Timothy J. Keating, Manager

INFOSMART GROUP LIMITED (“INFOSMART”)

By:  /s/ Wong Hiu Ming

Wong Hiu Ming, Director

PRIME FORTUNE ENTERPRISES LIMITED (“PRIME”)

By:  /s/ Sze Po Nei

Sze Po Nei, Director

PRIME SHAREHOLDERS:

PRIME CORPORATE DEVELOPMENTS LIMITED

By:  /s/ Sze Po Nei

Sze Po Nei, Director

/s/ Kwok Chung

Kwok Chung, Individually

/s/ Lui Sau Wan

Lui Sau Wan, Individually

HAMPTONS INVESTMENT GROUP LIMITED

By:  /s/ Hui Yan Sui

Hui Yan Sui, William, Director

INFOSMART SHAREHOLDERS:

PRIME CORPORATE DEVELOPMENTS LIMITED

By:  /s/ Sze Po Nei

Sze Po Nei, Director

/s/ Kwok Chung

Kwok Chung, Individually

/s/ Lui Sau Wan

Lui Sau Wan, Individually

HAMPTONS INVESTMENT GROUP LIMITED

By:  /s/ Hui Yan Sui

Hui Yan Sui, William, Director

EXHIBIT “A”

INFOSMART GROUP LIMITED

AMENDED AND RESTATED PRIME DISCLOSURE SCHEDULES
AND SCHEDULE 1.1 TO THE EXCHANGE AGREEMENT